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                                                                       EXHIBIT 5


                         [BAKER BOTTS L.L.P. LETTERHEAD]


                                                               February 11, 2000


Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080

Ladies and Gentlemen:

                 As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Lennox International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,598,922 shares (the "Shares") of the common stock, par value $0.01 per share ("Common Stock"), of the Company that may be issued pursuant to the Service Experts, Inc. 1996 Non-Employee Director Stock Option Plan, the Service Experts, Inc. Service Center Stock Option Plan, the Service Experts, Inc. 1996 Incentive Stock Plan, the Service Experts, Inc. 1996 Employee Stock Purchase Plan, the Service Experts, Inc. 1997 Non-Qualified Stock Purchase Plan and the Service Experts, Inc. 1997 Non-Qualified Stock Option Plan (collectively, the "Plans"), certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

                 In our capacity as counsel to the Company in the connection referenced above, we have examined the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the Plans, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

                 We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will not be less than the par value of the Shares.


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Lennox International Inc.               -2-                    February 11, 2000


                  Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that:

                  1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

                  2. When issued and sold from time to time in accordance with the provisions of the Plans for consideration calculated pursuant to the terms and provisions of the Plans, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

                  The opinions set forth above are limited to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ BAKER BOTTS L.L.P.